PRIMUS GUARANTY, LTD.	CLARENDON HOUSE · 2 CHURCH STREET HAMILTON, HM11 · BERMUDA
EXHIBIT 10.9
[Date]
[Executive]
[Executive Address]
Re: Long-Term Incentive Award for 2011-2014: Performance Shares
Dear [Executive]:
This letter confirms the grant of your long-term incentive award for 2011-2014, which shall be effective as of January 1, 2011. This award is comprised of performance-based share units (“Performance Shares”) under the Primus Guaranty, Ltd. Incentive Compensation Plan (the “Plan”). Each Performance Share represents the right to receive one Share (as defined in the Plan) of Primus Guaranty, Ltd. (the “Company”) based on attainment of the performance goals specified below and the vesting requirements described below. These Performance Shares are granted pursuant to and subject to the terms of the Plan, which is hereby incorporated by reference, and on the following terms and conditions. This award is granted in connection with your employment with Primus Asset Management, Inc., which is a subsidiary of the Company (Primus Asset Management, Inc., together with any successor thereto or other entity that becomes your employer, in each case that is a subsidiary of the Company, is referred to as “PAM”). Capitalized terms not otherwise defined in this letter have the meanings set forth in the Plan.
The Board of Directors of the Company (the “Board”) may delegate any or all of its responsibilities under this letter to the Compensation Committee of the Board (the “Compensation Committee”). If there is no Compensation Committee in effect at the time any action is to be taken by the Compensation Committee under this letter, then such action shall be taken by the Board.
Grant Date: January 1, 2011
Number of Performance Shares Granted: [Number of Shares] Performance Shares, which are subject to vesting based on the following Price Targets and as described below:

Price Target	Shares Eligible for Vesting
$8.25	[Number of Shares]

$9.00	[Number of Shares]

Price Targets: A Price Target will be considered achieved if the closing price of the Company’s Shares at the close of trading on the New York Stock Exchange (or other national securities exchange on which the Shares are listed) equals or exceeds the specified Price Target for each of 30 trading days during any 45 consecutive trading day period after the date of this letter.
If the Company’s Shares cease to be listed on a national securities exchange but are actively traded in the Over-the-Counter market, as determined by the Board, acting in good faith, a Price Target will be considered achieved if the closing price for the Company’s Shares equals or exceeds the specified Price Target for each of 30 trading days during any 45 consecutive trading day period as quoted on the OTC Bulletin Board or, if not so quoted, as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected by the Board.
If the Shares are not listed or traded in a manner that the quotations referred to above are available for the periods required, the Board, acting in good faith, shall determine the fair market value of the Shares as of the last day of each calendar quarter. In order for a Price Target to be considered achieved, the fair market value of the Shares as determined by the Board must meet the Price Target for two consecutive quarterly valuations.
For this purpose, the Board shall determine in its good faith judgment the fair market value of the Shares based on the value that the Company’s shareholders would receive if the Company were sold in an arm’s length transaction or liquidated on the applicable valuation date, using valuation methodologies deemed appropriate by the Board in its discretion. The Board may take into account, in its discretion, any such factors as the Board deems appropriate, including without limitation recent arm’s length transactions involving the Shares, any independent valuation of the Shares, the fair value of the net cash and investment assets of the Company, any receivables of the Company, the liabilities of the Company, the number of Shares outstanding, projected future credit losses, and any other information material to the value of the Company. For the avoidance of doubt, in determining the fair market value of the Shares as of a particular date, future credit losses will be estimated or valued only once for purposes of determining the net assets and liabilities as of the particular date.
Notwithstanding the foregoing, if dividends or other distributions have been declared and/or paid on Shares after January 1, 2011, when determining whether a Price Target has been achieved, the Compensation Committee shall add to the fair market value of the Shares all amounts credited to the book account described under “Dividend Equivalents” below as Dividend Equivalents on the applicable Shares.
For example, assume that the Shares are listed on the New York Stock Exchange and that as of September 30, 2012, a total of $1.25 in cash dividends have been declared or paid respect to each Share since the Grant Date and $1.25 has been credited to the Dividend Equivalent book account with respect to each Share. If the closing Share price on the New York Stock Exchange is at least $7.00 for each of 30 trading days during any 45 consecutive trading day period before September 30, 2012, the $8.25 Price Target shall be deemed achieved, because the $1.25 credited to the book account as Dividend Equivalents, when added the Share price of $7.00, equals the $8.25 Price Target.

Vesting: The Performance Shares shall be subject to forfeiture until the Performance Shares vest. The Performance Shares will vest as follows:
1. If you remain continuously employed by PAM from January 1, 2011 (the “Grant Date”) through December 31, 2013 (the “Contract Date”), the Performance Shares shall vest on the Contract Date if and to the extent that the Price Targets have been achieved on or before the Contract Date.
2. With respect to Performance Shares that do not vest under paragraph 1, if you remain continuously employed by PAM from the Grant Date through the Contract Date, any Performance Shares for which the Price Targets are achieved after the Contract Date and on or before December 31, 2014 (the “Grant Expiry Date”) shall vest on the date on which the Price Targets are achieved.
3. If your employment with PAM is terminated before the Contract Date (i) by PAM without Cause or on account of your Disability, (ii) by you for Good Reason, or (iii) on account of your death, the Performance Shares shall vest on your termination date if and to the extent that the Price Targets have been achieved on or before your termination date.
4. With respect to Performance Shares that do not vest under paragraph 3, if your employment with PAM is terminated on or before the Contract Date (i) by PAM without Cause or on account of your Disability, (ii) by you for Good Reason, or (iii) on account of your death, any Performance Shares for which the Price Targets are achieved after your termination date and on or before the Grant Expiry Date shall vest on the date on which the Price Targets are achieved.
For purposes of this letter, “Good Reason”, “Cause” and “Disability” shall have the meanings given to them in the employment letter from PAM to you dated of even date herewith.
The date upon which any Performance Shares vest is referred to as a “Vesting Date,” and the number of Performance Shares that vest is cumulative.
Other Termination of Employment: Notwithstanding anything in this letter to the contrary, all unvested Performance Shares shall be immediately forfeited in the event of your termination of employment at any time for Cause, or your voluntary termination of employment other than for Good Reason before the Contract Date.
Dividend Equivalents: You shall be credited with dividend equivalents (“Dividend Equivalents”) with respect to Performance Shares to the extent that any dividends or other distributions (in cash or other property) are declared and/or paid with respect to the Shares after January 1, 2011 (other than distributions pursuant to a share split, for which an adjustment shall be made as described under “Adjustment” below). Dividend Equivalents shall be credited to a bookkeeping account established on the records of the Company on your behalf and will vest and be payable at the same time, and subject to the same conditions, as the underlying Performance Shares vest and are paid. No interest shall be credited on Dividend Equivalents.
Change in Control: In the event of a Change in Control (as defined below), any outstanding unvested Performance Shares for which the Price Targets have been achieved (including achievement as of the date of the Change in Control) shall immediately vest and be paid on the Change in Control date. For the avoidance of doubt, unvested Performance Shares for which the Price Targets have been achieved will vest and be paid on the Change in Control date without regard to whether you are then employed by PAM.

In the event a Change in Control occurs before January 1, 2014, a Pro-Rata Portion (as defined below) of the outstanding unvested Performance Shares for which the Price Targets have not been achieved shall vest on the Change in Control date. The remaining Performance Shares for which the Price Targets have not been achieved shall be forfeited on the Change in Control date.
In the event a Change in Control occurs on or after January 1, 2014, the outstanding Performance Shares will vest only if and to the extent that the price of the Shares at the point at which a Change in Control occurs equals or exceeds the Price Targets as of the date of the Change in Control. Any remaining unvested Performance Shares shall be forfeited on the Change in Control date.
For purposes of a Change in Control before January 1, 2014, the “Pro-Rata Portion” shall be calculated as follows:
With respect to the Performance Shares with a Price Target of $8.25 (the “$8.25 Performance Shares”), the Pro Rata Portion is the number of unvested $8.25 Performance Shares multiplied by a fraction, the numerator of which is the fair market value of a Share on the Change in Control date minus $5.08 (which was the closing price per Share on December 31, 2010) and (y) the denominator of which is $3.17 (i.e. the difference between $8.25 and $5.08).
With respect to the Performance Shares with a Price Target of $9.00 (the “$9.00 Performance Shares”), the Pro Rata Portion is the number of unvested $9.00 Performance Shares multiplied by a fraction, the numerator of which is the fair market value of a Share on the Change in Control date minus $5.08 and (y) the denominator of which is $3.92 (i.e. the difference between $9.00 and $5.08).
The Pro Rata Portion shall be rounded up to the nearest whole Share, but shall not exceed the number of $8.25 Performance Shares or $9.00 Performance Shares, as applicable.
For example, assume 1,000 Performance Shares were granted with a Price Target of $8.25 and the fair market value of a Share on the Change in Control date is $7.50. The Pro-Rata Portion would be 764 Shares (1,000 x ($2.42/$3.17) = 764.
The Board shall determine the fair market value of the Shares on the Change in Control date in good faith based on the price per Share in the Change in Control transaction. If dividends or other distributions have been declared and/or paid on Shares after January 1, 2011, in calculating whether a Price Target has been achieved and the Pro-Rata Portion, the Compensation Committee shall add to the fair market value of the Shares all amounts credited to the book account described under “Dividend Equivalents” above as Dividend Equivalents on the applicable Shares.

For purposes of this letter, notwithstanding the provisions of the Plan, a “Change in Control” shall be deemed to have occurred upon any of the following events:
(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any subsidiary or any employee benefit plan sponsored by any of the foregoing, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the parent corporation would be entitled in the election of directors.
(ii) The consummation of (x) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (y) a sale or other similar disposition of all or substantially all of the assets of the Company, other than a sale or disposition to a corporation (or other entity) of which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, or (z) a liquidation or dissolution of the Company.
Grant Expiry Date: Unless earlier forfeited as provided herein, any Performance Shares that remain unvested shall expire on December 31, 2014.
Time and Form of Payment: Except as provided below, on each Vesting Date, following certification by the Compensation Committee that the Price Targets have been achieved and other vesting conditions have been satisfied, the Company shall issue a number of Shares equal to the Performance Shares that vest on the Vesting Date. Payment shall be made no later than 60 days after the applicable Vesting Date.
Any Performance Shares that vest upon a Change in Control will be paid on the Change in Control date in cash or Shares as determined by the Compensation Committee, in its sole discretion. If the Shares cease to be quoted on a national securities exchange and cease to be actively traded in a public market, as determined in good faith by the Board, vested Performance Shares shall be settled in cash.
In the event that any Performance Shares vest following your death, the Shares shall be paid to the personal representative of your estate.

General Award Terms:
Adjustment: In the event of a change in capitalization described in Section 8 of the Plan, other than a dividend or other distribution described in “Dividend Equivalents” above, the Compensation Committee shall in good faith equitably adjust the number and kind of securities subject to the Performance Shares (as well as the Price Targets set forth above) in order to account for such change in capitalization. In making such adjustments, the Compensation Committee shall take into account, as appropriate, any previously credited Dividend Equivalents and any amounts to be credited as Dividend Equivalents in connection with such change in capitalization.
Taxation: You will be required to satisfy any tax withholding obligations relating to this award, and delivery of the Shares or cash will be conditional upon your satisfaction of such obligations. In the event of any distribution of Shares, the Company may require that you, or may allow you to elect to, satisfy any tax withholding obligations by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for any U.S. federal (including FICA), state, local or other tax liabilities.
The Performance Shares awarded under this letter are intended to comply with the “short term deferral” exception under section 409A of the Code. Notwithstanding any provision of this letter or the Plan, payment of Shares pursuant to this letter may only be made upon an event and in a manner permitted by section 409A, to the extent applicable, including, if applicable, the six-month delay for payments upon separation from service for “key employees” of a public company. Any payment of Shares to be made upon a termination of employment may only be made upon a “separation from service” under section 409A. Each payment under this letter shall be treated as a separate payment for purposes of section 409A.
In the event that any payment made pursuant to this letter is taxable to you prior to the date on which you receive such payment, by reason of Section 409A of the Code or Section 457A of the Code, then, to the extent permitted by Sections 409A and 457A of the Code, the Company may, but shall not be required to, determine that you may receive a distribution at the time the payment is includible in your taxable income. Such distribution shall be equal to your U.S. federal, state, and local tax obligations resulting from the inclusion in income of the payment under Section 409A or 457A of the Code, as applicable, consistent with Sections 409A and 457A. Each subsequent payment payable to you shall be reduced by the distribution made to you with respect to the early taxation of such payment.
Acknowledgement of Authority: As a condition of receiving this grant, you agree that the Compensation Committee, and to the extent authority is afforded to the Board, the Board, shall, acting in good faith as described above, have full and final authority to construe and interpret the Plan and this grant letter, and to make all other decisions and determinations as may be required under the terms of the Plan or this letter or as they may deem necessary or advisable for the administration of the Plan or this grant, and that all such interpretations, decisions and determinations, having been made in good faith, shall be final and binding on the Company, its subsidiaries, you and any other persons having or claiming an interest hereunder. The language of this letter shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

Governing Law: This letter shall be construed and enforced under and be governed in all respects by the laws of New York, without regard to the conflict of laws principles thereof.
Counterparts: This letter may be executed in one or more counterparts, all of which shall be considered the same agreement.
A copy of the Plan, the prospectus relating to the Plan, and any other materials required to be delivered or made available to you, such as copies of the Company’s reports filed with the U.S. Securities and Exchange Commission, have been delivered to you or will be delivered to you upon your request. Please countersign and return the enclosed copy of this letter to indicate your acceptance of its terms.

Very truly yours,

PRIMUS GUARANTY, LTD.

By:
Vincent B. Tritto General Counsel
I hereby accept the Performance Shares described in this letter, and I agree to be bound by the terms of the Plan and this letter. I hereby further agree that all decisions and determinations of the Board and the Compensation Committee with respect to the Performance Shares granted herein, if made in good faith as described above, shall be final and binding.

Agreed to and Accepted by:

By:
[Executive]